EXHIBIT 99.1

Aptose Reports First Quarter 2026 Results

SAN DIEGO and TORONTO, May 13, 2026 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (TSX: APS and OTC: APTOF), a clinical-stage precision oncology company developing a tuspetinib (TUS)-based triple drug frontline therapy to treat patients with newly diagnosed acute myeloid leukemia (AML), today announced financial results for the first quarter ended March 31, 2026, and provided a corporate update.

“Our TUSCANY clinical trial of tuspetinib in combination with venetoclax (VEN) and azacitidine (AZA) for frontline treatment of newly diagnosed acute myeloid leukemia (AML) continues to deliver robust safety and response data, and we’re pleased that an update of our TUS+VEN+AZA triplet clinical data has been selected for an oral presentation at the upcoming EHA2026 Congress in June,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer of Aptose. “Likewise, we are pleased that the expected acquisition of the Company by Hanmi Pharmaceutical will allow the continued development of tuspetinib for AML patients in need of a well-tolerated and broadly active therapy to treat those with even the most adverse of mutation profiles, including those with TP53-mutated disease.”

Key Corporate Highlights

  Update on Acquisition of Aptose by Hanmi Pharmaceutical – On April 30, 2026, Aptose announced that the closing of the previously announced arrangement (the “Arrangement”) with Hanmi Pharmaceutical Co. Ltd. (“Hanmi”) and HS North America Ltd., a wholly owned subsidiary of Hanmi (together with Hanmi, the “Hanmi Purchasers”), has been delayed as certain Korean regulatory approvals pertaining to the Arrangement remain under way (press release here). The parties do not anticipate that the regulatory reviews will prevent closing and continue to work toward completing the Arrangement that they target for the month of May. The Company will provide a further update when available.

  Under the terms of the Arrangement Agreement, Aptose shareholders, other than the Hanmi Purchasers and their respective affiliates that hold any common shares of Aptose (the “Common Shares”), receive C$2.41 in cash per Common Share, which represents a premium of 28% over Aptose’s 30-day VWAP of C$1.88 on the Toronto Stock Exchange (TSX) at the date of the execution of the Arrangement Agreement.
  Aptose Clinical Data to be Presented at EHA in Oral Presentation – Data from Aptose’s Phase 1/2 TUSCANY trial in newly diagnosed patients treated with tuspetinib (TUS) in combination with standard of care dosing venetoclax and azacitidine (TUS+VEN+AZA triplet) has been selected for oral presentation at the European Hematology Association Congress (EHA 2026), being held June 11-14, 2026, in Stockholm, Sweden. The TUS+VEN+AZA triplet is being developed as a safe and mutation agnostic frontline therapy to treat large, mutationally diverse populations of newly diagnosed AML patients who are ineligible to receive induction chemotherapy. As reported prior, the first two dose cohorts at 40 mg of TUS or 80 mg of TUS in the TUS+VEN+AZA triplet, demonstrated safety, complete remissions, and MRD negativity across patients with diverse mutations, including TP53-mutated/CK AML and FLT3-wildtype AML patients. The oral presentation at EHA will include updated data at the 80 mg and 120mg dose levels, as well as new data from the 160 mg dose of TUS, updated safety, complete remissions, minimal residual disease (MRD) and other clinical findings with a longer duration of follow up.

  EHA session title: s446 Novel treatments in AML

  Presentation title: TUSCANY Study of Safety and Efficacy of Tuspetinib Plus Standard of Care Venetoclax and Azacitidine in Study Participants with Newly Diagnosed AML Ineligible for Induction Chemotherapy

  Live session date & time: June 14, 2026 (11:00 – 12:15 CEST)
  Aptose Returns Luxeptinib License Rights to CGI – Aptose and CGI Invites Co., Ltd. (“CGI”) have entered into a Termination of License Agreement relating to the exclusive license originally granted to Aptose under a 2016 agreement (updated in 2018) whereby Aptose returned the license rights to CG-806 to CGI. Under the license agreement, Aptose held exclusive rights from CGI to develop and commercialize the compound CG-806, also known as luxeptinib (LUX).

FINANCIAL RESULTS OF OPERATIONS Aptose Biosciences Inc. Statements of Operations Data (unaudited) ($ in thousands, except for share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Operating expenses:
Research and development	$3,621	$2,364
General and administrative	3,561	3,097
Total operating expenses	7,182	5,461
Total other expenses, net	(452)	(82)
Net loss	$(7,634)	$(5,543)
Net loss per common share, basic and diluted	$(2.99)	$(2.61)

Weighted average number of common shares outstanding, basic and diluted	2,552,429	2,126,287

Net loss for the three months ended March 31, 2026 of $7.6 million increased $2.1 million as compared with a net loss of $5.5 million for the comparable period in 2025.

Aptose Biosciences Inc. Balance Sheet Data (unaudited) ($ in thousands)

	March 31,	December 31,
	2026	2025
Cash and restricted cash	$4,105	$4,096

Working capital	(5,084)	(2,860)
Total assets	10,723	10,012
Long-term liabilities	34,156	27,873
Accumulated deficit	(574,069)	(566,435)

Shareholders’ deficit	(34,672)	(27,167)

  Total cash and restricted cash as of March 31, 2026 was $4.1 million. The Company does not have sufficient cash to fund operations and relies on advances made by Hanmi to fund operations. The Company is actively deploying cost reduction efforts to extend cash runway.

  As of May 8, 2026, there were 2,552,429 Common Shares issued and outstanding. In addition, there were 37,083 Common Shares issuable upon the exercise of outstanding stock options and 1,139,085 Common Shares issuable upon the exercise of outstanding warrants.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for the three months ended March 31, 2026 and 2025 were as follows:

	Three Months Ended
	March 31,
(in thousands)	2026	2025

Program costs – Tuspetinib	$2,880	$1,479
Program costs – Luxeptinib	(5)	98
Personnel-related expenses	695	646
Stock-based compensation	51	141
Total	$3,621	$2,364

Research and development expenses increased by $1.2 million to $3.6 million for the three months ended March 31, 2026 as compared to $2.4 million for the comparable period in 2025. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following activities:

  Program costs for tuspetinib increased by $1.4 million to $2.9 million for the three months ended March 31, 2026 compared to $1.5 million for the comparable period in 2025. The higher program costs for tuspetinib in the current period are attributable to increased costs associated with the TUSCANY study as we continue the advancement of tuspetinib.

  Program costs for luxeptinib decreased by approximately $0.1 million during the three months ended March 31, 2026 compared to the comparable period in 2025 due to a decrease in clinical trial costs as the trial is being wound down.

  Personnel-related expenses remained relatively consistent during the three months ended March 31, 2026 compared to the comparable period in 2025 as headcount for research and development personnel remained consistent between periods.

  Stock-based compensation decreased by $0.1 million for the three months ended March 31, 2026 compared to the comparable period in 2025. This decrease was primarily due to stock options forfeited and/or vested in prior periods that are no longer being expensed resulting in lower expense in the current period.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements regarding the Company’s clinical development plans, the clinical potential, anti-cancer activity, therapeutic potential, development and applications and safety profile of tuspetinib, clinical trials, upcoming milestones and presentation of additional data, cost reduction efforts, expectations regarding capital available to the Company to fund planned Company operations and advances by Hanmi, the Company’s cash runway, the planned acquisition by Hanmi and its expected closing date and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the completion of the Hanmi acquisition; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; unexpected manufacturing defects, the evolving regulatory and political landscape and the funding of government programs and other risks detailed from time-to-time in our ongoing current reports, quarterly filings, annual information forms, annual reports and

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward- looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com